Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Liz Parker GS&F (615) 385-1100 lparker@gsandf.com

AVENUE BANK TO RENOVATE AND EXPAND WITHIN HISTORIC UNION STATION SPACE

Local Bank Aims to Help Make Old Nashville New

NASHVILLE, Tenn. (March 27, 2015) – Avenue Bank has renewed its lease on office space in the Baggage Building of historic Union Station in downtown Nashville, expanding the bank’s corporate headquarters, currently located within the building. In order to accommodate Avenue’s growth, the lease renewal will provide for a major renovation of the structure, both internally and externally, designed to rehabilitate and preserve major elements of the building’s historic facade while modernizing its use for Avenue Bank’s expansion.

“Over the past eight years, Avenue has seen significant growth. We’re excited to expand our walls within the Baggage Building and refresh our current space as well,” said Andy Moats, EVP, chief credit officer and bank group director, who has led the expansion effort and lease negotiation for Avenue. “As we continue to grow our team and our offices, our goal is to embrace our city’s history, making old Nashville new, rather than solely building a new Nashville.”

The project will result in the creation of a central entrance, including the addition of a dormer that was a part of the building’s original 1900 architecture. Additionally, the front-facing streetscape parking and sidewalk will be redesigned to include bio swales and greenery, and further efforts will modernize the rear exterior facade that faces the Gulch.

“Today, the most distinctive and innovative office experiences take place in historic buildings. This era has come to Nashville, and Avenue is on the forefront of it,” said Zach Liff with DZL Management Company, which owns the building. “This renovation is bringing the Baggage Building back to its original splendor, returning elements that were destroyed decades ago. Avenue Bank’s lease renewal is making that possible.”

Avenue Bank will be working in partnership with DZL Management Company throughout the duration of the project. Tuck Hinton Architects will oversee interior renovations for Avenue Bank. For the exterior rehabilitation, Smith Gee is the design architect and Gobbell Hays Partners, Inc. is the architect of record. American Constructors is the general contractor.

Together, these groups have rendered a design to bring the bank’s vision to life while maintaining cohesion with the look and feel of the notable Nashville building. The design will also give Avenue prominent placement along the side of the structure through updated signage and lighting. The new space will be used as offices for the bank’s growing commercial, mortgage and private banking divisions.

“This is an exciting time at Avenue Bank,” said Ron Samuels, CEO for the bank. “We’re thrilled to be partnering with renowned companies right here in Nashville to make our dream for the space into a reality.”

The Baggage Building is located at 111 10th Avenue South in downtown Nashville. Construction is scheduled for completion in the next nine months, with the bank taking possession of the interior space immediately upon completion of the renovations.

Historically, the building served as the baggage handling and pickup area for Union Station. The area was constructed by the L&N railroad in 1900, and expanded within the first thirty years after opening. Decades later, it became dilapidated after years of disuse. A major but only partial rehabilitation was completed in the late 1990s to make the building usable for a new generation. The Avenue Bank lease renewal is the key to the final restoration of the building’s main facades to their original historic aspect.

About Avenue Bank:

Avenue Bank (NASDAQ: AVNU) opened in July 2007 and aims to be Nashville’s signature bank. Avenue Bank offers business and personal banking services through a team of professionals dedicated to serving the creative spirit of Nashville. The bank’s name reflects the creative, entrepreneurial, friendly and boutique environment that clients immediately experience on arrival—including Avenue’s unique “concierge service.”

In addition to being named the No. 4 “best bank to work for” by American Banker Magazine, Avenue Bank has been recognized as a “top employer” by Nashville Post and the Nashville Business Journal as well as a “top workplace” by The Tennessean. Avenue Bank’s headquarters is in the historic Baggage Building at Union Station, with branches in Nashville and Franklin. For more information, visit www.avenuenashville.com.

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